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                           November 4, 2021

       Jeffrey L. Ventura
       Chief Executive Officer and President
       RANGE RESOURCES CORP
       100 Throckmorton Street, Suite 1200
       Fort Worth, TX 76102

                                                        Re: RANGE RESOURCES
CORP
                                                            Registration
Statement on Form S-4
                                                            Filed October 28,
2021
                                                            File No. 333-260559

       Dear Mr. Ventura:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Liz
Packebusch, Staff Attorney, at (202) 551-8749 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Energy & Transportation
       cc:                                              Thomas Zentner